Exhibit 99, ACCT

NOTE 8 – CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On November 2, 2020, the Predecessor Fund reorganized into a new fund of the same name (i.e., the Fund) in the Trust. The Board of Trustees approved that the audit of the Fund will be conducted by Spicer Jefferies, LLP (“Spicer”). Spicer currently serves as the Trust’s independent registered public accounting firm. The Fund’s fiscal year going forward will end on September 30 each year.

The auditor of the Predecessor Fund was Cohen & Company, Ltd. (“Cohen”). The audit reports of Cohen on the financial statements of the Predecessor Fund for the two most recent fiscal periods ended October 31, 2019 and October 31, 2020 did not contain an adverse opinion or disclaimer of opinion, nor was either report qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Predecessor Fund’s two most recent fiscal periods ended October 31, 2019 and October 31, 2020, there were no disagreements with Cohen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports on the Predecessor Fund’s financial statements for such years.

During the Predecessor Fund’s two most recent fiscal periods ended October 31, 2019 and October 31, 2020, there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933, as amended. There were no consultations that occurred with neither the Predecessor Fund nor anyone on behalf of the Predecessor Fund and Spicer.

Exhibit 13A4a

June 4, 2021

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Alpha Architect ETF Trust (Gadsden Dynamic Multi-Asset ETF)

File no. 811-22961

Dear Sir or Madam:

We have read Exhibit 99, ACCT; Exhibit 13(a)(4) of Form N-CSRS of Gadsden Dynamic Multi-Asset ETF, a series of Alpha Architect ETF Trust, dated June 4, 2021, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.